UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GLOBAL NET LEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	45-2771978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

 Explanatory Note

This Amendment No. 1 amends the Registration Statement on Form 8-A originally filed by Global Net Lease, Inc. (the “Company”) with the Securities and Exchange Commission on April 9, 2020. This Amendment No. 1 is being filed to amend the description of preferred stock purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

On February 26, 2021, the Company amended its Rights Agreement, dated as of April 9, 2020, with American Stock Transfer and Trust Company, LLC, a New York limited liability company as Rights Agent (the “Amendment”), solely to extend the expiration date of the Rights from April 8, 2021 to April 8, 2024, unless earlier exercised, exchanged, amended, redeemed, or terminated.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement and the terms of the Company’s Series C Preferred Stock contained in Exhibit C of the Company’s charter. The Rights Agreement and the Company’s charter are attached hereto as Exhibits 4.1 and 3.1, respectively. The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description

3.1(1)	Articles of Restatement of Global Net Lease, Inc., effective February 24, 2021.
4.1(2)	Rights Agreement, dated April 9, 2020, between Global Net Lease, Inc. and American Stock Transfer and Trust, LLC, as Rights Agent.
4.2(1)	Amendment to Rights Agreement, dated February 26, 2021, between Global Net Lease, Inc. and American Stock Transfer and Trust, LLC, as Rights Agent.

(1)	Incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2021.

(2)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2020.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 26th day of February, 2021.

GLOBAL NET LEASE, INC.

By:	/s/ James L. Nelson
Name:	James L. Nelson
Title:	Chief Executive Officer and President